EXHIBIT 99.1

Woodward President and Chief Executive Officer Thomas A. Gendron Announces Retirement

Charles (Chip) Blankenship Named as Successor

FORT COLLINS, Colo., April 21, 2022 (GLOBE NEWSWIRE) -- Woodward, Inc. (NASDAQ: WWD) announced today that, after more than 31 years with the Company and 17 years as Chief Executive Officer, Thomas (“Tom”) A. Gendron has expressed his intention to retire from the Company. He will retire from his role as Chairman of the Board, Chief Executive Officer and President effective May 9, 2022.

“Tom has provided strong, focused leadership through his stewardship of Woodward over more than three decades. The Company has grown considerably and established itself as a trusted partner and market leader in its strategic arenas,” said John Cohn, Woodward’s Lead Director. “On behalf of the Board, we want to thank Tom for his years of dedicated leadership of Woodward and for driving substantial shareholder returns over his tenure. We wish Tom and his wife Traci all the best in this next chapter of their life.”

“I have always believed that my greatest responsibility as Chairman and CEO is to manage Woodward for the challenges of today while positioning the Company and its members for long-term growth and success,” said Thomas A. Gendron, Woodward’s current Chairman and Chief Executive Officer. “It has been an honor and a privilege to lead this special Company and its talented members. I am confident in the Board’s choice of Chip as my successor, and I look forward to working with him over the coming months to ensure continuity during this transition period.”

Woodward’s Board of Directors (the “Board”) also announced today that it has appointed Mr. Charles (“Chip”) Blankenship, Jr. as Chief Executive Officer and President of the Company effective May 9, 2022. Mr. Blankenship has also been appointed to the Board as its new Chairman, effective also on May 9, 2022. At the Board’s request, Mr. Gendron has committed to remain a director, officer and employee of the Company through July 11, 2022 in order to ensure a seamless and effective transition, while allowing the executive management team to maintain its focus on executing the Company’s strategic priorities.

“In line with the Board’s longstanding succession planning process, the Board identified Chip as the right choice for the Company’s future. Today’s announcement is the result of what was an ongoing, deliberate and extensive evaluation to choose the Company’s next CEO. We are pleased to have such a strong leader with extensive knowledge of Woodward’s customers and markets to guide the Company forward,” concluded Mr. Cohn.

Mr. Blankenship is an accomplished business leader with extensive experience in the aerospace and industrial equipment markets. Mr. Blankenship’s prior leadership roles before joining Woodward include the CEO of Arconic, an aerospace advanced alloys and components company, a 24-year career at GE where he held significant leadership roles in Aviation, Energy, and Appliances, including the CEO of Appliances, Vice President and General Manager Commercial Aircraft Engines, and General Manager Aero Energy (aero-derivative industrial turbines). Most recently, Mr. Blankenship served as the Montgomery Distinguished Professor of Practice at The University of Virginia’s School of Engineering and Applied Sciences. Mr. Blankenship holds a PhD in Material Science and Engineering from The University of Virginia and a bachelor’s degree from Virginia Polytechnic Institute and State University.

“I am excited to take on my new role at Woodward, a proud company with over 150 years of excellence serving the aerospace and industrial equipment markets,” commented Charles Blankenship, Jr., Woodward’s incoming Chairman, President and Chief Executive Officer. “I look forward to leading this exceptional team, serving our customers and delivering results for our shareholders.”

About Woodward, Inc.

Woodward is the global leader in the design, manufacturing, and service of energy conversion and control solutions for the aerospace and industrial equipment markets. Together with our customers, we are enabling the path to a cleaner, decarbonized world. Our innovative fluid, combustion, electrical, propulsion and motion control systems perform in some of the world’s harshest environments. Woodward is a global company headquartered in Fort Collins, Colorado, USA. Visit our website at www.woodward.com.

Notice Regarding Forward-Looking Statements

The statements in this release contain forward-looking statements that involve risks and uncertainties, including the anticipated retirement of Mr. Gendron as Chairman, Chief Executive Officer and President of Woodward, and the anticipated effective dates of his retirement from such positions, the continuity of leadership during this transition period, our ability to ensure a seamless and effective leadership transition as Mr. Blankenship assumes the role of Chairman, Chief Executive Officer and President, the ability of the executive management team to maintain its focus on executing the Company’s strategic priorities during the transition, and the extent to which the Company will serve its customers and deliver results for its shareholders. Actual results could differ materially from projections or any other forward-looking statements and we have no obligation to update our forward-looking statements. Factors that could affect performance and could cause actual results to differ materially from projections and forward-looking statements are described in Woodward's Annual Report and Form 10-K for the year ended September 30, 2021 and any subsequently filed Quarterly Report on Form 10-Q.

CONTACT:	Dan Provaznik
Director Investor Relations
970-498-3849
Dan.Provaznik@Woodward.com